Exhibit 19.1

COMMSCOPE HOLDING COMPANY, INC.

INSIDE INFORMATION AND INSIDER TRADING

POLICY

Effective May 18, 2023

TABLE OF CONTENTS

Page

SECTION I INTRODUCTION.................................................................................................................... 1

SECTION II INSIDE INFORMATION AND TRADING IN SECURITIES............................................. 1

A.
The General Rule................................................................................................................ 1
B.
Examples of Material Information...................................................................................... 2
C.
To Whom Does this Policy Apply?.................................................................................... 3
D.
Types of Securities Subject to Prohibitions on Trading..................................................... 4
E.
Designation of Compliance Officers.................................................................................. 4
F.
Individual Responsibility.................................................................................................... 4

SECTION III SPECIFIC GUIDELINES FOR INSIDE INFORMATION AND INSIDER

TRADING........................................................................................................................... 5

A.
Nondisclosure and Protection of Confidential Information................................................ 5
B.
No Trading in the Company’s Securities while in Possession of Material,

Nonpublic Information........................................................................................................ 5

C.
Avoiding Speculation.......................................................................................................... 6
D.
Trading in Exchange Traded Options................................................................................. 6
E.
Monetization of Company Securities.................................................................................. 6
F.
Margin Accounts and Pledging Company Securities......................................................... 7
G.
No Trading in Other Securities while in Possession of Material,

Nonpublic Information........................................................................................................ 7

H.
Additional Restrictions on Section 16 Individuals and Designated

Employees: Window Periods and Blackout Periods........................................................... 7

I.
Stock Options and Other Equity-Based Compensation...................................................... 9
J.
Trading pursuant to a 10b5-1 Plan...................................................................................... 9
K.
Other Transactions.............................................................................................................. 9
L.
Post-Termination Transactions......................................................................................... 10

SECTION IV OTHER LIMITATIONS ON SECURITIES TRANSACTIONS........................................ 10

A.
Public Resales - Rule 144................................................................................................. 10
B.
Section 16 of the Exchange Act........................................................................................ 11
C.

Exhibit A Receipt and Acknowledgement of Inside Information and Insider Trading Policy for

Section 16 Individuals and Designated Employees

Exhibit B Investment Inquiry and Approval Form for Section 16 Individuals and Designated

Employees

Exhibit C Broker Instruction/Representation Form for Section 16 Individuals

SECTION I

INTRODUCTION

While performing their duties, directors, officers and other employees of CommScope Holding Company, Inc. and its subsidiaries and affiliates (collectively, “CommScope” or the “Company”), may learn material, nonpublic information about CommScope or another company. Trading in securities while aware of material, nonpublic information about a company, or the disclosure of material nonpublic information to others who then trade in that company’s securities, is prohibited by the federal securities laws and is punishable by civil fines, criminal penalties and imprisonment. This Policy seeks to protect the Company and its personnel from inadvertent violations of the insider trading laws and serves as a supplement to the Company’s Code of Ethics and Business Conduct. In addition to required compliance with this Policy by directors, officers and other employees of the Company, the Company will comply with all federal and state securities laws when transacting in its securities.

The procedures in this Policy reinforce the Company’s commitment to comply with all applicable laws and regulations in conducting its business. The ethical and business principles underlying this Policy extend beyond the stringent requirements of the federal securities laws. As an essential part of our duties, many of us use or have access to confidential information. The confidence and trust placed in us by CommScope and its stockholders represent something we all value, and should endeavor to preserve and protect. CommScope seeks to perpetuate its reputation for integrity, honesty and fairness.

The adoption of this Policy is not intended to discourage CommScope personnel from investing in the Company’s securities. CommScope encourages such investment. This Policy creates a framework for investing in the Company’s securities while safeguarding CommScope’s confidential information and helping the Company’s personnel to avoid the severe consequences associated with violations of the insider trading laws.

SECTION II

INSIDE INFORMATION AND TRADING IN SECURITIES

A. The General Rule.

The U.S. securities laws regulate the sale and purchase of securities in the interest of protecting the investing public. The Company and its directors, officers and other employees have a responsibility to ensure that information about the Company is not used unlawfully in the purchase and sale of securities.

All directors, officers and other employees should pay particularly close attention to the laws against trading on nonpublic, or “inside”, information.

The Securities and Exchange Commission (the “SEC”), the NASDAQ Stock Market (“NASDAQ”) and plaintiffs’ lawyers focus on uncovering insider trading. A breach of the insider trading laws could expose the insider (and any recipient of material, nonpublic information) to substantial civil fines, criminal penalties and imprisonment. Individuals who violate this Policy may also be subject to disciplinary action by the Company, which may include the commencement of legal action, termination of employment for cause or both.

Securities laws also subject a company and its controlling persons to civil and, in certain cases, criminal penalties for illegal insider trading by employees, including employees located outside the United States. Controlling persons may include directors, officers, and supervisors.

The general rule can be stated as follows: It is a violation of the federal securities laws for (i) any person to buy or sell securities, or have others buy or sell securities on that person's behalf, if he or she is in possession of material, nonpublic information, or (ii) any person to provide material nonpublic information to another person who may trade on the basis of that information.

Material Information. Information is considered “material” if a reasonable investor would consider it important in making a decision on whether to buy, sell, or hold the security. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material.

When Information is Considered Public. Information is considered nonpublic, or “inside”, information if it has not been broadly disseminated to the public for a sufficient period to be reflected in the price of the security. Information is nonpublic until it has been “publicly disclosed,” meaning that it is published in such a way as to provide broad, non-exclusionary distribution of the information to the public. Examples of public disclosure include the filing of a Form 8-K (or Form 10-K or 10-Q) with the SEC or the issuance of a press release. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors. Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. Publicly disclosed information generally can be considered broadly disseminated two full trading days after it is publicly disclosed. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

Under SEC rules, except in limited circumstances, the prohibition against trading while in possession of material, nonpublic information is true regardless of whether the information is “used” or otherwise relied upon in making the decision to trade.

B. Examples of Material Information.

While it is not possible to identify all information that would be deemed “material,” the following types of information ordinarily would be considered material:

•
Financial performance, especially quarterly and year end results of operations, and significant changes in financial performance, conditions or liquidity.
•
Company projections, forecasts and strategic plans.

•
Impending bankruptcy, changes to financial ratings or financial liquidity problems.
•
Changes in, or confirmations of, earnings guidance.
•
The announcement, consummation or termination of a business combination, joint venture or similar transaction.
•
News relating to an actual or potential business combination, joint venture or similar transaction.
•
New significant customers or business or the loss of significant existing customers or business.
•
Significant changes or developments in products or product lines.
•
Significant pricing or marketing changes.
•
Public or private offerings of debt or equity securities.
•
The incurrence of significant debt.
•
Stock splits or combinations or changes in Company dividend policies or amounts.
•
Significant changes in senior management.
•
Significant labor disputes or negotiations.
•
Knowledge of any significant cyber security attack or breach.
•
Actual or threatened significant litigation or developments in, or the resolution of, such litigation.

C. To Whom Does this Policy Apply?

The prohibition against trading on material, nonpublic information applies to all directors, officers and other employees of the Company, or any other person that the Company determines should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information (collectively referred to in this Section II.C. as “Covered Persons”). This Policy also applies to a Covered Person’s family members, other members of a Covered Person’s household and entities controlled by a Covered Person, as described below.

Transactions by Family Members and Others. This Policy applies to family members who reside with Covered Persons (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in a Covered Person’s household, and any family members who do not live in a Covered Person’s household but whose transactions in the Company’s securities are directed by a Covered Person or are subject to a Covered Person’s influence or control (collectively referred to as “Family Members”). Covered Persons are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with them before they trade in the Company’s securities, and Covered Persons should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for their own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to a Covered Person or his or her Family Members.

Transactions by Certain Entities. This Policy applies to any entities that a Covered Person influences or controls, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the Covered Person’s own account.

Additional Trading Restrictions for Section 16 Individuals and Designated Employees. Because of their access to confidential information on a regular basis, this Policy subjects the following personnel to additional restrictions on trading in Company securities which are discussed in Section III below:

·
Section 16 Individuals. The Company’s Board of Directors designates, from time to time, certain persons as Section 16 Individuals because they are directors and officers of the Company who are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”).
·
Designated Employees. The Company has designated certain persons as “Designated Employees” because of their position with the Company and/or their access to material, nonpublic information. A list of Designated Employees is maintained by the Company’s General Counsel and is updated periodically.

All Section 16 Individuals and Designated Employees must certify their understanding of, and intent to comply with, this Policy by signing the Receipt and Acknowledgement of Inside Information and Insider Trading Policy in the form attached as Exhibit A hereto.

D.
Types of Securities Subject to Prohibitions on Trading.

The prohibition against trading based on material, nonpublic information applies to any and all transactions in the Company’s securities, including its common stock, options to purchase common stock, common stock held in retirement savings plans (such as 401(k) plans and IRAs) or any other type of securities that the Company may issue, including (but not limited to) preferred stock, debt securities, stock purchase contracts, stock purchase units, depositary shares, convertible debentures, warrants, or derivative instruments that the Company may issue as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities. Certain exceptions for 10b5-1 Plans (as defined below) and the Company’s employee benefit plans are discussed in Section III below.

E.
Designation of Compliance Officers.

The Company has designated the Company’s General Counsel or, in his or her absence, the Company’s Chief Financial Officer, as its insider trading Compliance Officers (each a “Compliance Officer”). The Compliance Officers will review and either approve or prohibit a proposed trade by Section 16 Individuals and Designated Employees in accordance with the procedures set forth in Section III below. The fact that a particular transaction has been approved by a Compliance Officer does not indicate that such transaction complies with the federal securities laws and will not insulate the person engaging in the transaction from liability if it in fact violates those laws.

F.
Individual Responsibility.

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in the Company’s securities while in possession of material nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy, and that any Family Member or Covered Entity whose transactions are subject to this Policy, as discussed above, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer(s) or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. Individuals could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws.

SECTION III

SPECIFIC GUIDELINES FOR INSIDE INFORMATION AND INSIDER TRADING

A.
Nondisclosure and Protection of Confidential Information.

Material, nonpublic information must not be disclosed to anyone, except to persons within the Company whose positions require them to know it. No one may “tip” or disclose material, nonpublic information concerning the Company to any outside person (including, but not limited to, family members, friends, business associates, analysts, individual investors, and members of the investment community and news media), unless required as part of that person’s regular duties for the Company and authorized by a Compliance Officer. In any instance in which such information is disclosed to outsiders, the Company will take such steps as are necessary to preserve the confidentiality of the information, including requiring the outsider to agree in writing to comply with the terms of this policy and/or to sign a confidentiality agreement. All inquiries from outsiders regarding material, nonpublic information about the Company must be forwarded to a Compliance Officer.

In addition, care should be taken so that material, nonpublic information is secure. For example, files containing material, nonpublic information should be sealed and access to computer files containing such information should be restricted.

No one may give trading advice of any kind about the Company to anyone while possessing material, nonpublic information about the Company, except to advise others not to trade if doing so might violate the law or this Policy. The Company strongly discourages all directors, officers and other employees from giving trading advice concerning the Company to third parties even when such person does not possess material, nonpublic information about the Company.

B.
No Trading in the Company’s Securities while in Possession of Material, Nonpublic Information.

No director, officer or employee (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy) may, directly or indirectly through family members or other persons or entities, engage in transactions in the Company’s securities, or recommend that another person engage in transactions in the Company’s securities, when he or she has knowledge of material, nonpublic information concerning the Company. Certain exceptions for 10b5-1 Plans and the Company’s employee benefit plans are discussed below.

C.
Avoiding Speculation.

Investing in the Company’s equity securities provides an opportunity to share in the future growth of the Company. But investment in the Company and sharing in the growth of the Company does not mean short range speculation based on fluctuations in the market. Such activities put the personal gain of the director, officer or employee in conflict with the best interests of the Company and its stockholders. Although this policy does not mean that directors, officers, employees or other persons subject to this Policy may never sell shares, the Company encourages directors, officers and employees to avoid frequent trading in Company stock. Speculating in Company equity securities is not part of the Company’s culture.

D.
Trading in Exchange Traded Options.

The insider trading prohibition also applies to trading in exchange traded options, such as put and call options. Option trading is highly speculative and very risky. People who buy options are betting that the stock price will move rapidly. For that reason, when a person trades in options in his or her employer’s stock, it may arouse suspicion that the person was trading on the basis of inside information, particularly where the trading occurs before a company announcement or major event. It may be difficult for a director, officer or other employee to prove that he or she did not know about the announcement or event. If the SEC or NASDAQ were to notice active options trading by one or more directors, officers or other employees of the Company prior to an announcement, they might investigate. Such an investigation could be embarrassing to the Company (as well as expensive), and could result in severe penalties and expense for the persons involved. For all of these reasons, the Company prohibits Section 16 Individuals and Designated Employees, and discourages other employees and other persons subject to this Policy, from trading in exchange traded options on the Company’s stock. This prohibition does not pertain to the exercise of stock options granted by the Company to its directors, officers and other employees because those options are not publicly traded.

E.
Hedging and Monetization of Company Securities Prohibited.

Generally, in order to manage the risk of owning securities, a person may enter into various hedging or monetization transactions, such as covered calls, collars and forward sale contracts. These transactions allow the person to continue to own the securities but with limited risk and/or limited gain potential. As a result, the person may no longer have the same objectives as a stockholder. These transactions also involve a number of legal and tax issues. Therefore, the Company prohibits all persons subject to this Policy from engaging in such transactions.

F.
Margin Accounts and Pledging Company Securities Prohibited.

Generally, securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Likewise, securities pledged to a bank or financial institution may be sold without the customer’s consent if the customer fails to repay the obligation secured by the pledge. Because such sales may occur at a time when a Section 16 Individual or Designated Employee has material, nonpublic information or is otherwise not permitted to trade in Company securities, the Company prohibits all persons subject to this Policy from purchasing Company securities on margin, holding Company securities in a margin account or pledging Company securities.

G.
No Trading in Other Securities while in Possession of Material, Nonpublic Information.

No director, officer, employee or other person subject to this Policy should place a purchase or sale order, or recommend that another person place a purchase or sale order, in the securities of another organization, if the director, officer, employee or other person learns in the course of his or her work with the Company confidential information about the other organization that is likely to affect the value of those securities. For example, it would be a violation of the securities laws if a director, officer, employee or other person subject to this Policy learned through Company sources that the Company intended to purchase assets from a company, and then bought or sold stock in that other company because of the likely increase or decrease in the value of its securities. Trading in the securities of these companies must be pre-cleared by a Compliance Officer.

H.
Additional Restrictions on Section 16 Individuals and Designated Employees: Window Periods and Blackout Periods.

Section 16 Individuals and Designated Employees are subject to the following additional restrictions on trading in Company securities:

1. Window Periods.

Section 16 Individuals and Designated Employees, as well as the Family Members and Controlled Entities of such persons, may trade in the Company’s securities only during the 30 calendar day period beginning on the opening of the third full trading day after an earnings release with respect to the preceding fiscal period (each, a “Window Period”). During a Window Period, Section 16 Individuals, as well as the Family Members and Controlled Entities of such persons (but not Designated Employees) who wish to trade must obtain written pre-clearance of the trade by one of the Compliance Officers by submitting an Investment Inquiry and Approval

Form (a copy of which is attached as Exhibit B) at least two trading days in advance of the proposed transaction. Pre-clearance of a trade is valid for five trading days from the date of clearance; if the trade is not executed within five trading days from the date of pre-clearance, a new form must be submitted. Note that, even during a Window Period, the general prohibition against trading on material, nonpublic information still applies to Section 16 Individuals and Designated Employees.

2. Additional Blackout Periods.

Transactional Blackouts. The Company reserves the right to impose additional trading blackouts from time to time when, in the judgment of the Compliance Officers, a blackout is warranted (including when there are nonpublic developments that would be considered material for insider trading law purposes). For example, should the Company release a mid-period update on earnings, Section 16 Individuals and Designated Employees as well as the Family Members and Controlled Entities of such persons and other designated personnel, may be prohibited from trading in the Company’s securities from the date of such release until the opening of the third full trading day after such release. The Compliance Officer will notify all affected personnel when the blackout period begins and when it ends.

Retirement Plan Blackouts. Pursuant to Section 306 of the Sarbanes-Oxley Act of 2002, Section 16 Individuals, as well as the Family Members and Controlled Entities of such persons, are prohibited during any blackout period imposed by the Company under any individual account plan maintained by the Company, including the Company’s 401(k) plan, from purchasing, selling or otherwise acquiring or transferring any equity securities of the Company that were acquired in connection with their service or employment with the Company (a “BTR Blackout Period”). The Compliance Officer will notify all Section 16 Individuals if and when a BTR Blackout Period begins and when it ends.

Prohibition on Entering into 10b5-1 Plans during Blackouts. Section 16 Individuals and Designated Employees are prohibited from entering into or amending a 10b5-1 Plan during any blackout period, or while aware of the actual or approximate beginning or ending dates of any BTR Blackout Period, to which they are subject.

Hardship Exemptions. A Compliance Officer may, on a case-by-case basis, authorize trading in Company securities by Section 16 Individuals and Designated Employees at any time, including blackout periods, due to financial or other hardships, as long as such trading does not violate applicable laws. Section 16 Individuals and Designated Employees requesting a trade outside of a Window Period must obtain written approval of one of the Compliance Officers by submitting an Investment Inquiry and Approval Form (a copy of which is attached as Exhibit B) at least two trading days in advance of the proposed transaction.

The existence of the foregoing approval procedures does not in any way obligate the Compliance Officers to approve any such request. The Compliance Officers may reject any such request at their sole discretion.

I.
Stock Options and Other Equity-Based Compensation.

The restrictions set forth in Section III.H do not apply to the exercise of an employee stock option (either with cash or the delivery of other shares of the Company’s common stock that you currently hold) acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which you elect to deliver other shares of the Company’s common stock or have the Company withhold shares subject to an option, restricted stock or other equity compensation award to satisfy tax withholding requirements. The general prohibition against trading based on material, nonpublic information and the restrictions set forth in Section III.H do apply, however, to any sale of common stock as part of a broker-assisted cashless exercise of an option, any other market sale of Company securities for the purpose of generating the cash needed to pay the exercise price of an option, or any market sale of the shares of common stock acquired upon the exercise of the option.

J.
Trading pursuant to a 10b5-1 Plan.

Rule 10b5-1 under the Exchange Act provides directors, officers and other employees with an affirmative defense for insider trading liability under Rule 10b-5 for securities transactions made pursuant to a previously established contract, plan or instruction (a “10b5-1 Plan”). A valid 10b5-1 Plan presents an opportunity for any director, officer or other employee to establish arrangements to trade Company securities without regard to certain insider trading restrictions. In order to be a valid 10b5-1 Plan, the arrangement must satisfy the requirements of Rule 10b5-1, including the establishment (at a time when the person did not possess material, nonpublic information) of a bona fide plan that specifies the price, amount and date of trades, or provides a formula or mechanism to determine such information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The Company has prepared guidelines for the establishment of 10b5-1 Plans, which can be obtained from the Compliance Officers. The Company requires that any 10b5-1 Plan, and any amendments thereto, be submitted for approval by a Compliance Officer at least five days prior to the entry into the 10b5-1 Plan (or amendment thereto). The Compliance Officers may exercise their absolute discretion in approving or disapproving the establishment a 10b5-1 Plan or any amendments thereto. Even with a validly created 10b5-1 Plan, however, liability may arise under Section 16, and directors, officers and other employees must comply with Rule 144 (which is described in more detail below). No further pre-approval of transactions conducted pursuant to the 10b5-1 Plan will be required, provided, however, that to ensure compliance with Section 16 and Rule 144, a Compliance Officer must be provided with advance written notice of trades made pursuant to 10b5-1 Plans. The Company’s approval of a 10b5-1 Plan or amendment thereto does not constitute legal, tax or financial advice. Individuals considering 10b5-1 Plans are encouraged to obtain independent legal, tax and financial advice prior to executing or amending any 10b5-1 Plan.

K.
Other Transactions.

Bona fide gifts are also transactions subject to this Policy.Transactions in mutual funds that are invested in the Company’s securities are not transactions subject to this Policy.

L. Post-Termination Transactions.

This Policy continues to apply to transactions in the Company’s securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual and such individual’s Family Members or Controlled Entities may not trade in the Company’s securities until that information has become public or is no longer material. The pre-clearance procedures specified under Section III.H., however, will cease to apply to transactions in the Company’s securities upon the expiration of any blackout period or other Company-imposed trading restrictions applicable at the time of the termination of service.

SECTION IV

OTHER LIMITATIONS ON SECURITIES TRANSACTIONS

A. Public Resales - Rule 144.

The Securities Act of 1933 (the “Securities Act”) requires every person who offers or sells a security to register such transaction with the SEC unless an exemption from registration is available. Rule 144 under the Securities Act is the exemption typically relied upon (i) for public resale by any person of “restricted securities” (i.e., securities acquired from the Company or an affiliate of the Company in a private offering) and (ii) for public resale of “control securities” (i.e., any of the Company’s securities, whether restricted or otherwise, that are held by an affiliate). Generally, Section 16 Individuals and certain significant stockholders are deemed affiliates of the Company for this purpose.

Rule 144 requires affiliates to comply with the following five conditions:

·
Holding Period. Holders of restricted securities must wait a minimum of six months from the time the securities were last owned by the Company or an affiliate of the Company before selling such restricted securities. Once the holding period has elapsed, the restricted securities may be sold, subject to the additional requirements discussed below.

The holding period requirement does not apply to control securities that are not also restricted securities. Therefore, control securities (that are not also restricted securities) may be sold immediately by an affiliate subject to the additional requirements described below.

·
Current Public Information. Current information about the Company must be publicly available at the time of sale. The Company’s periodic reports filed with the SEC ordinarily satisfy this requirement.
·
Volume Limitations. The maximum amount of securities which may be sold during any three month period cannot exceed the greater of (i) one percent of the outstanding shares of the class or (ii) the average weekly reported trading volume for shares of the class on the NASDAQ during the four calendar weeks preceding the filing of the notice of sale referred to below, or if no such filing is required, the date of receipt of the order to execute the transaction by the broker or the date of execution made directly with a market maker. Rule 144 also contains various requirements concerning aggregation of sales by certain related parties, including the aggregation of shares to be sold by two or more affiliates or other persons acting in concert.
·
Manner of Sale. The securities must be sold in customary unsolicited brokers’ transactions in which the broker receives only the usual and customary commission or in transactions directly with a market-maker.
·
Notice of Sale. If the amount of securities to be sold in reliance upon Rule 144 during any three-month period exceeds 5,000 in number or $50,000 in aggregate sales price, the selling security holder must file a notice of sale on Form 144 with the SEC and NASDAQ (if not filed with the SEC via EDGAR) concurrently with the placing of the broker’s order to sell or upon the execution of the sale directly with a market maker. Any person submitting such notice must have a bona fide intention to sell such securities within a reasonable time after the filing of Form 144.

Under Rule 144, affiliates of the Company are subject to the resale restrictions of Rule 144 as long as they remain affiliates and then the restrictions may remain with respect to the restricted securities for an additional three months. Restricted securities held by persons who are not affiliates of the Company, and who have not been affiliates during the preceding three months, are subject to the resale restrictions of Rule 144 for two years from the later of the date the securities were acquired from the Company or an affiliate of the Company. Affiliates of the Company are subject to the resale restrictions with respect to control securities for so long as they remain affiliates.

B. Section 16 of the Exchange Act.

Section 16 of the Exchange Act applies to Section 16 Individuals and to any person owning more than ten percent of any registered class of the Company’s equity securities. The section is intended to deter such persons (collectively referred to in this Section IV.B as “insiders”) from misusing confidential information about their companies for personal trading gain. Section 16(a) requires insiders to publicly disclose any changes in their beneficial ownership of the Company’s equity securities, Section 16(b) requires insiders to disgorge to the Company any “profit” resulting from “short-swing” trades, and Section 16(c) effectively prohibits insiders from engaging in short sales.

Forms 3, 4 and 5 - Section 16(a). Under Section 16(a) of the Exchange Act, insiders must file with the SEC public reports disclosing their holdings of and transactions involving the Company’s equity securities. Copies of these reports must also be submitted to the Company. An initial report on Form 3 must be filed by every insider within 10 calendar days after such person becomes an insider (or, in the case of persons who are insiders as of an IPO date, on the effective date of the IPO registration statement) disclosing all equity securities of the Company beneficially owned by the reporting person on the date he became an insider. Even if no securities were owned on that date, the insider must file a Form 3. Any subsequent change in the nature or amount of beneficial ownership by the insider (including changes due to sales under 10b5-1 Plans and bona fide gifts) must be reported on Form 4 and filed before the end of the second business day following the day on which the transaction causing such change is executed, as such date of execution is determined by Rule 16a-3 under the Exchange Act. Certain transactions which are exempt from the profit disgorgement provisions of Section 16(b), such as certain small acquisitions not exceeding $10,000 in market value, are nevertheless reportable, but they may be reported on Form 5 within 45 days after the end of the fiscal year rather than on Form 4. However, the Company encourages voluntary early reporting of these transactions on Form 4 so as to ensure timely reporting of all transactions. The fact that no securities were owned after the transactions were completed does not provide a basis for failing to report. Moreover, an officer or director who has ceased to be an officer or director must report any transactions after termination which occurred within six months of an opposite-way transaction that occurred while the person was an insider.

The reports under Section 16(a) are intended to cover all securities “beneficially owned” either directly by the insider or indirectly through others. For these purposes, securities are “beneficially owned” by an insider if the insider has or shares a direct or indirect pecuniary interest (essentially an opportunity to profit from a transaction) in the securities. An insider is considered the direct owner of all Company equity securities held in his or her own name or held jointly with others. An insider is considered the indirect owner of any securities from which he obtains benefits substantially equivalent to those of ownership. For example, an insider may be deemed to beneficially own Company securities owned by Family Members, Controlled Entities, through partnerships in which the insider is a general partner, corporations controlled by the insider, trusts, or estates, and such Company securities generally are subject to reporting by the insider. An insider is also presumed to be the beneficial owner of securities held by his or her spouse and other family members sharing the same home. An insider must also report such person’s beneficial ownership of all types of “derivative securities.” Included among “derivative securities” are any puts, calls, options, warrants, restricted stock units or other securities convertible into, exchangeable for or that otherwise derive value from the Company’s securities. The Company does not have to be the issuer of a derivative security to make it reportable.

The Section 16(a) rules are complicated and present ample opportunity for inadvertent error. It is important that reports under Section 16(a) be prepared properly and filed on a timely basis. The reports must be received at the SEC by the filing deadline. There is no provision for an extension of the filing deadlines, and the SEC can take enforcement action against insiders who do not comply fully with the filing requirements. In addition, the Company is required to disclose in its annual report and proxy statement the names of insiders who failed to file Section 16(a) reports properly during the fiscal year, along with the particulars of such instances of noncompliance.

Disgorgement of Profits on Short-Swing Transactions - Section 16(b). Under Section 16(b), any profit realized by an insider on a “short-swing” transaction (i.e., a purchase and sale, or sale and purchase, of the Company’s equity securities within a period of less than six months) must be disgorged to the Company upon demand by the Company or a stockholder acting on its behalf. By law, the Company cannot waive or release any claim it may have under Section 16(b), or enter into an enforceable agreement to provide indemnification for amounts recovered under the section.

Liability under Section 16(b) is imposed on a strict liability basis without regard to whether the insider intended to violate the section. Good faith, therefore, is not a defense. All that is necessary for a successful claim is to show that the insider realized “profits” on a short-swing transaction; however, profit, for this purpose, is calculated as the difference between the sale price and the purchase price in the matching transactions, and may be unrelated to the actual gain on the shares sold. When computing recoverable profits on multiple purchases and sales within a six-month period, the courts maximize the recovery by matching the lowest purchase price with the highest sale price, the next lowest purchase price with the next highest sale price, and so on. The use of this method makes it possible for an insider to sustain a net loss on a series of transactions while having recoverable profits. The terms “purchase” and “sale” are construed under Section 16(b) to cover a broad range of transactions, including acquisitions and dispositions in tender offers and certain corporate reorganizations. Moreover, purchases and sales by an insider may be matched with transactions by any person (such as Family Members and Controlled Entities) whose securities are deemed to be beneficially owned by the insider.

Experience indicates that in the event of a violation of the short-swing profit provisions, it is very likely that an action will be brought, principally because Form 4 and 5 reports will bring every violation to the attention of stockholders, particularly those professional stockholders and their attorneys who vigorously pursue Section 16(b) claims.

Prohibition of Short Sales – Section 16(c). Under Section 16(c), insiders are prohibited from effecting “short sales” of the Company’s equity securities. A “short sale” is one involving securities which the seller does not own at the time of sale, or, if owned, are not delivered within 20 days after the sale or deposited in the mail or other usual channels of transportation within five days after the sale. No Section 16 Individuals may engage in any short sales of the Company’s equity securities. Wholly apart from Section 16(c), the Company prohibits Section 16 Individuals and Designated Employees from engaging in “short sales.” This type of activity is inherently speculative in nature and it will arouse suspicion that the person was trading on the basis of inside information, particularly when the trading occurs before a major Company announcement or event.

C. Broker Interface Procedures

The accelerated reporting of transactions requires close coordination with brokers handling transactions for Section 16 Individuals to ensure compliance with the Company’s preclearance procedures and prevent inadvertent violations. The Company requires that Section 16 Individuals and any broker who could execute transactions in the Company’s securities at their direction sign the attached Broker Instruction/Representation Form attached as Exhibit C which imposes two requirements on the broker handling transactions in Company securities:

(1) Not to enter any order (except for orders under pre-approved 10b5-1 Plans) without:

(a)
first verifying with the Company that the transaction in Company securities was pre-cleared; and

(b)
complying with the brokerage firm’s compliance procedures (e.g., Rule 144).

(2) To report immediately to the Company by:

(a)
telephone; and
(b)
in writing (by e-mail or fax) the details of every transaction involving Company securities, including gifts, transfers, pledges and all 10b5-1 transactions.

A Section 16 Individual only needs to deliver one Broker Instruction/Representation Form for each broker executing trades for such individual.

SECTION V

WHO TO CONTACT

This Policy only briefly summarizes the key provisions of some of the federal securities laws affecting the Company’s directors, officers and other employees and does not purport to be a complete summary of all laws, including state laws and foreign laws, relating to the misuse of inside information. Inside information and insider trading is a complex area of law; there are many circumstances in which an individual may be unsure about the application of this Policy. The Company encourages directors, officers, employees and other persons subject to this Policy to avail themselves of the assistance available from the General Counsel or their own legal counsel in complying with applicable legal requirements and satisfying their reporting requirements.

SECTION VI

POLICY AMENDMENTS

The Company reserves the right to amend, supplement and interpret this Policy from time to time. This Policy supersedes all prior policies and procedures of the Company relating to inside information and insider trading, other than the Company’s Code of Ethics and Business Conduct.

Exhibit A - Receipt and Acknowledgement of

Inside Information and Insider Trading Policy For Section 16
Individuals and Designated Employees

CommScope Holding Company, Inc. (the “Company”)

RECEIPT AND ACKNOWLEDGMENT

I, , hereby acknowledge that I have received, read and

understand the Company’s “Inside Information and Insider Trading Policy” (as such may be amended, supplemented and/or interpreted from time to time, the “Policy”) and agree to comply with its terms. I understand that violation of insider trading or disclosure laws or regulations may subject me to severe civil and/or criminal penalties, and that violation of the terms of the Policy may subject me to discipline by the Company up to and including termination for cause.

Signature Date

B-1

Exhibit B - Investment Inquiry and Approval Form For
Section 16 Individuals and Designated Employees*

CommScope Holding Company, Inc.

APPLICATION AND APPROVAL FOR TRADING

Section I: TO BE COMPLETED BY INQUIRER

Name:

Title:

Proposed Trade Date:

Type of Security to be Traded:

Type of Trade (Purchase/Sale):

Number of Shares to be Traded:

Reason(s) for Trading (Only required in

hardship situations):

EXAMPLES OF MATERIAL, NONPUBLIC INFORMATION

While it is not possible to identify all information that would be deemed “material nonpublic information,” the following types of information ordinarily would be included in the definition if not yet publicly released by the Company:

•
Financial performance, especially quarterly and year-end results of operations, and significant changes in financial performance, conditions or liquidity.
•
Company projections, forecasts and strategic plans.
•
Impending bankruptcy, changes to financial ratings or financial liquidity problems.
•
Changes in, or confirmations of, earnings guidance.
•
The announcement, consummation or termination of a business combination, joint
•
venture or similar transaction.
•
News relating to an actual or potential business combination, joint venture or similar transaction.

* Designated Employees only need to pre-clear trading outside of Window Periods.

C-1

•
New significant customers or business or the loss of significant existing customers or business.
•
Significant changes or developments in products or product lines.
•
Significant pricing or marketing changes.
•
Public or private offerings of debt or equity securities.
•
The incurrence of significant debt.
•
Stock splits or combinations or changes in Company dividend policies or amounts.
•
Significant changes in senior management.
•
Significant labor disputes or negotiations.
•
Knowledge of any significant cyber security attack or breach.
•
Actual or threatened significant litigation or developments in, or the resolution of, such litigation.

CERTIFICATION

I, , hereby certify that I am not in possession of any material,

nonpublic information concerning CommScope Holding Company, Inc. (or its subsidiaries or affiliates), and to the best of my knowledge, the proposed trade(s) listed above do not violate the trading restrictions of Section 16 of the Securities Exchange Act of 1934 or Rule 144 under the Securities Act of 1933. I understand that if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company up to and including termination for cause.

Signature Date

Section II: REVIEW AND DECISION

The undersigned hereby certifies that he has reviewed the foregoing application and ____ APPROVES ____ DISAPPROVES the proposed trade(s).

Compliance Officer (or Designee) Date

**Please note: This procedure must be repeated if the transaction is not completed within five trading days of the date indicated.

C-2

Exhibit C - Broker Instruction/Representation Form For Section 16 Individuals

TO:

FROM:

RE: Trading Pre-Clearance Procedures for All Transactions, Including Transfers, etc.

Involving CommScope Holding Company, Inc. Securities

CommScope Holding Company, Inc. (the “Company”) has instituted trading pre-clearance procedures pursuant to which you are requested to sign this form and immediately return it to the Company. These procedures apply only to transactions involving Company securities.

1.
I authorize the Company and you, my securities broker, to implement procedures for reporting to the Company all transactions directed by me or my family members and other entities attributable to me under Section 16 (as listed on Appendix A, if applicable) involving Company securities, including transfers such as gifts, pledges, hedges, etc., and other changes in beneficial ownership.
2.
Prior to executing any instruction from me involving Company securities, you agree that you will verify with the Company that my proposed order or instruction has been approved by the Company. You also agree to adhere to your brokerage firm’s Rule 144 procedures and all other relevant compliance procedures.
3.
Immediately upon execution of any transaction or instruction involving Company securities, you agree to provide all the details of the transaction to the General Counsel of the Company, both
(a)
by telephone at (828) 324-2200; and
(b)
in writing (by fax: (828) 431-2520 or e-mail: justin.choi@CommScope.com)

Thank you.

Name:

I agree to comply with all the above procedures.

Name:

Brokerage Firm Name:

Address:

Phone:

E-Mail:

D-1

Exhibit 19.1

CommScope Holding Company, Inc.
Guidelines for a Rule 10b5-1 Plan

May 18, 2023

Rule 10b5-1, under the Securities Exchange Act of 1934, provides an affirmative defense for insider trading liability for securities transactions made pursuant to a previously established trading plan that meets the requirements established by the Securities Exchange Commission (“SEC”). In response to significant scrutiny of trades made pursuant to such trading plans, the SEC has recently enacted new rules governing the use of these plans. The following outline sets forth guidelines for directors, officers and other employees (each, a “Plan Participant”) of CommScope Holding Company, Inc. (“CommScope”) in preparing a plan that satisfies the requirements of Rule 10b5-1 (each, a “Plan”).

1.
Basic Plan Requirements. To meet the requirement of Rule 10b5-1, a Plan must:
•
be adopted when the Plan Participant is not aware of material nonpublic information;
•
be entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1;
•
specify the amount, price, and date of the transaction, include a written formula or algorithm for determining amounts, prices and dates, and not permit the Plan Participant to exercise any subsequent influence over how, when or whether to effect purchases or sales; and
•
provide a waiting period between adoption of the Plan and the first trade under the Plan.
•
For Plans entered into by directors and officers to qualify for the affirmative defense under Rule 10b5-1(c), the Plan must include a mandatory cooling-off period of the later of (1) 90 days following the Plan adoption or modification or (2) two business days following disclosure in a periodic report of CommScope’s financial results for that fiscal quarter; in any event, the required cooling-off period need not exceed 120 days.
•
For Plans entered into by Plan Participants other than directors and officers to qualify for the affirmative defense under Rule 10b5-1(c), the Plan must include a mandatory cooling-off period of 30 days following the Plan adoption or modification.
2.
Modification or Amendment of Plan. Modifications to a Plan, such as changes in the amount, price or date of sales, may be made after the Plan has been executed only if the Plan Participant certifies that they are unaware of any material nonpublic information about CommScope at the time of the modification and that the Plan is entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1
3.
Compliance with Rule 144. Plans should include a mechanism for compliance with Rule 144 and related filing requirements.
•
Plan Participants and brokers typically arrange for the completion and filing of Form 144(s) when sales occur.
4.
Compliance with Section 16. Plans should indicate that directors, officers and 10% beneficial owners are responsible for compliance with Section 16 and its form-filing requirements.
•
The Plan should specify that advance notice of trades under the Plan will be provided to CommScope, so that it may monitor Section 16 compliance.
5.
Termination of Plan. Plans may permit termination.

The Plan should include the following termination provisions:

•
CommScope will have the right to terminate the Plan upon notice to the employee and broker;
•
the Plan will be terminated or suspended in the event that CommScope notifies the Plan Participant and the broker of legal, contractual or regulatory restrictions applicable to the Plan Participant or its affiliates that prevent trades under the Plan (e.g. an underwritten offering requiring affiliate lock-up agreements); and
•
the Plan will be terminated in the event that CommScope publicly announces a tender or exchange offer, merger, acquisition or comparable transaction affecting the securities which are the subject of the Plan.
6.
Representations. Plan Participants are typically required to provide representations, either in the Plan or in an accompanying representation letter addressed to the broker executing the trades under the Plan. Typical representations include:
•
the Plan Participant is not aware of material, nonpublic information when executing the Plan;
•
the Plan Participant is entering into the Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1; and
•
the Plan Participant has complied with the requirements of CommScope’s Statement of Policy on insider trading.

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7.
Broker Discretion. Plans typically grant brokers some discretion in the execution of trades for a variety of market-based circumstances.
•
The Plan must prevent the broker from exercising such discretion when its personnel executing the trade are in possession of material, nonpublic information about CommScope.
8.
Acknowledgement/Representation Letter. The Plan must not require that CommScope either acknowledge the Plan or provide a letter of representations to the broker.
9.
Regulation BTR. In accordance with Regulation BTR, the Plan must prohibit the establishment, modification or amendment of the Plan during any “blackout period” (as defined in Regulation BTR) concerning CommScope’s securities, or while the Plan Participant is aware of the actual or approximate beginning or ending dates of such blackout period (whether or not the Plan Participant received notice of the blackout period).
10.
Public Announcement. The Plan must permit disclosure by CommScope of the execution of the Plan in its periodic filings as required by SEC rules.
11.
Representation. Plan Participants must acknowledge, in the Plan, that CommScope has not provided financial, legal or tax advice, and has encouraged them to have their Plans reviewed by independent financial, legal and tax advisors.

* * * * *

Any person who wishes to adopt a Plan must submit a request to CommScope’s Chief Legal Officer or Chief Financial Officer as the Compliance Officers under CommScope's Statement of Policy Concerning Inside Information and Insider Trading. Plan Participants may not have more than one Plan in place at any one time. The existence of the foregoing approval procedure does not in any way obligate the Compliance Officers to approve any such request. The Compliance Officers may reject any such request at their sole discretion. CommScope encourages any person seeking to adopt a Plan to contact their independent financial, legal and tax advisors.

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